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                                                                    EXHIBIT 5.02

                                February 9, 2001

Exodus Communications, Inc.
2831 Mission College Boulevard
Santa Clara, California 95054

          Re:  5.25% Convertible Subordinated Notes due February 15, 2008
               -----------------------------------------------------------

Ladies and Gentlemen:

          We have acted as special New York counsel to you (the "Company") in connection with the issuance and sale by the Company of up to $575,000,000 aggregate principal amount of the Company's 5.25% Convertible Subordinated Notes due February 15, 2008 (the "Notes") pursuant to the Registration Statement on Form S-3 (File No.333-40340) filed by the Company with the Securities and Exchange Commission (the "Registration Statement") and the related Prospectus dated July 20, 2000 and the Prospectus Supplements dated February 2, 2001 and February 5, 2001 (the Prospectus and the Prospectus Supplements referred to herein collectively as the "Prospectus"). The Notes are being issued pursuant to the subordinated indenture dated as of February 9, 2001 (the "Subordinated Indenture") between the Company and HSBC Bank USA, as trustee (the "Trustee") as supplemented by a supplemental indenture dated as of February 9, 2001 between the Company and the Trustee (the "Supplemental Indenture" and together with the Subordinated Indenture, the "Indenture").

          Capitalized terms that are used, but that are not defined, herein shall have the respective meanings specified in the Indenture.

          In connection with this opinion, we have reviewed the following documents (each, an "Agreement" and, collectively, the "Agreements"):

          (i)     the form of Notes;

          (ii)    the Subordinated Indenture;

          (iii)   the Supplemental Indenture; and

          (iv) that certain Underwriting Agreement (the "Underwriting Agreement"), dated February 5, 2001, among the several Underwriters named in Schedule I thereto and the Company.
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Exodus Communications, Inc.
February 9, 2001
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          As to factual matters, we have relied without investigation upon the truth and accuracy of the representations and warranties set forth in the Agreements. This opinion is based solely upon our review of the Agreements and our examination of such matters of law as we have deemed necessary in order to render the opinions set forth herein.

          With your permission, we have assumed that the following statements are correct:

          (a) Each of the Agreements (i) has been duly authorized, executed, and delivered by each of the parties thereto (including the Company) and (ii) other than with respect to the Company, constitutes the legal, valid, and binding obligation of the parties thereto and is enforceable against such parties in accordance with the respective terms thereof.

          (b) All signatures are genuine, all natural persons have legal capacity, all documents submitted to us as originals are authentic, all documents submitted to us as copies conform to the originals, and the originals of such copies are authentic.

          (c) There is no evidence extrinsic to the provisions of the written agreements between the parties that the parties intended a meaning contrary to that expressed by the Agreements.

          Based upon and subject to the foregoing, as well as the limitations set forth below, we are of the opinion that, assuming payment for the Notes as provided in the Underwriting Agreement and due authentication by the Trustee, the Notes constitute the legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their terms.

          The opinions set forth herein are limited to the laws of the State of New York and the federal laws of the United States of America.

          This opinion letter addresses the legal consequences of only the facts existing or assumed as of the date hereof. The opinions expressed herein are based on an analysis of existing laws and court decisions and cover certain matters not directly addressed by such authorities. Such opinions may be affected by actions taken or omitted, events occurring, or changes in the relevant facts, after the date hereof. We have not undertaken to determine, or to inform any person of, the occurrence or non-occurrence of any such actions, events, or changes. This opinion is solely for your benefit in connection with the transaction described in the first paragraph of this letter and may not be relied upon or used by, circulated, quoted, or referred to, nor may copies hereof be delivered to, any other person without our prior written approval. We

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Exodus Communications, Inc.
February 9, 2001
Page 3


disclaim any obligation to update this opinion letter for events occurring or coming to our attention after the date hereof.

          We hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement and to the references to our firm under the caption "Legal Matters" in the Prospectus.

                                 Very truly yours,


                                 /s/ Orrick, Herrington & Sutcliffe LLP

                                 ORRICK, HERRINGTON & SUTCLIFFE LLP